UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2010
ROBERTSON GLOBAL HEALTH SOLUTIONS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-6428	88-0105586

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4215 Fashion Square Blvd. Suite 3 Saginaw, Michigan	48603

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 799-8720
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Robertson Technology Licensing, LLC (“RTL”), a wholly-owned subsidiary of the Robertson Global Health Solutions Corporation (the “Registrant”), entered into a Product Distribution Agreement (the “Distribution Agreement”) with Montana Healthcare Solutions PTY, Ltd, a South African Company (“Montana Health”) on December 6, 2010. The Distribution Agreement grants Montana Health a non-exclusive right to sell and market license agreements to RHealth Advisor, the Registrant’s interactive health knowledge management system.
The Distribution Agreement provides that RTL will pay Montana Health a commission only on sales of license agreements in an amount to be determined upon mutual agreement of the parties assuming Montana Health is not involved in delivery or support of the RHealth Advisor product.
The Distribution Agreement also provides that RTL and Montana Health will enter into a revenue sharing agreement, on terms to be determined, in the event Montana Health not only markets RHealth Advisor and introduces the customer to RTL, but is also actively involved in the delivery and support of the RHealth Advisor product.
On December 6, 2010, RTL and Montana Health also executed an addendum to the Distribution Agreement with regard to a potential opportunity with Sanlam Health, a South African insurance company. The Addendum provides that RTL and Montana Health will share revenues with regard to any license agreement entered into with Sanlam Health as follows: a) 100% of any initiation fee will be payable to RTL; and b) monthly base license fees and transaction based license fees will be divided 30%/70% among Montana Health and RTL, respectively.
Item 9.01 Financial Statements and Exhibits
(d) The following exhibits are included with this Current Report on Form 8-K.

Exhibit 10.1	Product Distribution Agreement between Robertson Technologies Licensing, LLC and Montana Healthcare Solutions PTY Ltd effective December 6, 2010

Exhibit 10.2	Sanlam Health Addendum to Product Distribution Agreement between Robertson Technologies Licensing, LLC and Montana Healthcare Solutions PTY Ltd effective December 6, 2010

SIGNATURES
In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robertson Global Health Solutions Corporation
Dated: December 10, 2010	By:	/s/ Melissa A. Seeger
		Name:	Melissa A. Seeger
		Title:	Treasurer

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